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                                                                      EXHIBIT 11



                        NORTH AMERICAN BIOLOGICALS, INC.
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                  Three Months Ended            Six Months Ended
                                                       JUNE 30,                      JUNE 30,
                                                 -------------------           -------------------
                                                 1995           1994           1995           1994
                                                 ----           ----           ----           ----
Net Income                                      $ 3,425        $ 2,093        $ 6,480        $ 3,710

Weighted average number of common
    shares outstanding during the period         19,464         15,557         19,428         15,147

Add dilutive effect of common
    stock equivalents:

    Stock options and warrants
       (as determined by the application
         of the treasury stock method)              986          1,520            919          1,523
                                                -------        -------        -------        -------
Weighted average number of shares
    and common share equivalents used
       in primary earnings per share
        computations                             20,450         17,077         20,347         16,670
                                                =======        =======        =======        =======

Earnings per share                              $  0.17        $  0.12        $  0.32        $  0.22
                                                =======        =======        =======        =======





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